EXHIBIT 4.10

Clarification of Certain Information in the AIF

The annual information form of the Registrant for the fiscal year ended December 31, 2011, dated March 30, 2012 (the “AIF”), contains non-material tabulation errors with respect to certain contained ounces figures for platinum and gold. All grade and tonnage figures represented in the AIF are correct. For the sake of clarity, the tables contained on pages 25 to 26 of the AIF have been reproduced below with the corrected numbers in bold. Corresponding changes have been made to the related notes. Defined terms contained in “Notes on Mineral Reserve and Mineral Resource Tables” have the meanings ascribed to them in the AIF.

Lac des Iles – Mineral Reserve Estimates

									Contained Ounces
Mineral Reserve		Category	Tonnes (000’s)	Pd (g/t)	Pt (g/t)	Au (g/t)	Cu (%)	Ni (%)	Pd	Pt	Au
Lac des Iles	Roby Zone	Proven	283	7.40	0.42	0.36	0.08	0.08	67,246	3,806	3,298
		Probable	637	5.10	0.39	0.33	0.09	0.08	104,424	8,064	6,809

		Total	920	5.81	0.40	0.34	0.08	0.08	171,670	11,870	10,107

*	Please refer to Notes on Mineral Reserve and Mineral Resource Tables.

Lac des Iles — Mineral Resource Estimates

									Contained Ounces
Mineral Resource		Category	Tonnes (000’s)	Pd (g/t)	Pt (g/t)	Au (g/t)	Cu (%)	Ni (%)	Pd	Pt		Au
Lac des Iles	Open Pit	Measured	3,722	1.99	0.23	0.17	0.08	0.07	238,134	27,523		20,343
		Indicated	2,565	2.20	0.24	0.18	0.08	0.07	181,427	19,792		14,844
	Roby Zone	Indicated	3,144	7.62	0.44	0.33	0.06	0.08	770,246	44,476		33,357
	Offset Zone	Measured	2,500	5.62	0.36	0.33	0.09	0.12	451,719	28,936		26,524
		Indicated	11,955	5.24	0.36	0.32	0.10	0.12	2,014,063	138,371		122,996
		Inferred	3,071	4.80	0.34	0.22	0.07	0.08	473,929	33,570		21,722
	Stockpile	Measured	508	2.21	0.20	0.18	0.05	0.07	36,095	3,267		2,940
		Indicated	13,365	0.97	0.12	0.08	0.03	0.06	416,805	51,563		34,376

	Total	Measured	6,730	3.36	0.28	0.23	0.08	0.09	725,948	59,726	(1)	49,807	(4)
		Indicated	31,029	3.39	0.25	0.21	0.06	0.09	3,382,541	254,202	(2)	205,573	(5)

		M&I	37,759	3.38	0.26	0.21	0.07	0.09	4,108,489	313,928	(3)	255,380	(6)
		Inferred	3,071	4.80	0.34	0.22	0.08	0.07	473,929	33,570		21,722

*	Please refer to Notes on Mineral Reserve and Mineral Resource Tables.
(1)	Reported as 30,790 oz in the AIF.
(2)	Reported as 149,402 oz in the AIF.
(3)	Reported as 180,191 oz in the AIF.
(4)	Reported as 23,283 oz in the AIF.
(5)	Reported as 104,299 oz in the AIF.
(6)	Reported as 127,582 oz in the AIF.

Gold Properties — Mineral Resource Estimates

					Contained Ounces
Mineral Resource		Category	Tonnes (000’s)	Au(g/t)	Au
Vezza		Measured	325	6.1	64,100
		Indicated	1,605	5.6	290,000

		M&I	1,930	5.7	354,100
		Inferred	479	4.8	74,300

Sleeping Giant		Measured	52	7.2	12,004
		Indicated	744	6.9	165,527

		M&I	796	6.9	177,531
		Inferred	146	8.2	38,680

Flordin		Measured	116	3.2	12,133
		Indicated	2,707	1.8	153,998

		M&I	2,823	1.8	166,131	(1)
		Inferred	2,199	1.9	137,561

Discovery		Measured	3	9.0	895
		Indicated	1,279	5.7	236,180

		M&I	1,282	5.7	237,075
		Inferred	1,546	5.9	294,473

	Total	Measured	496	5.6	89,132
		Indicated	6,335	4.2	845,705

		M&I	6,831	4.3	934,837
		Inferred	4,370	3.9	545,014

*	Please refer to Notes on Mineral Reserve and Mineral Resource Tables.
(1)	Reported as 166,000 oz in the AIF.

Notes on Mineral Reserve and Mineral Resource Tables:

The classification system used herein conforms with National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum classification system. U.S. investors should refer to page 2 of the AIF for an overview on how Canadian standards differ significantly from U.S. requirements. Pd, Pt and Au ounces are stated as contained ounces. Disclosure of contained ounces is permitted under Canadian regulations; however, the SEC generally permits resources to be reported only as in place tonnage and grade.

Lac des Iles

Mineral Reserves and Mineral Resources for the Roby Zone, Open Pit and Stockpiles were estimated as of June 30, 2010 by RPA and updated as of December 31, 2011 by David Penna, P. Geo., an employee of the Company and a qualified person under NI 43-101, to: (i) reflect additions to mineral reserves in the Roby Zone as a result of higher palladium prices; (ii) depletion from production up to May 31, 2011, and (iii) the addition of mineral reserves from the crown pillar (supported by an internal engineering report). The following cut-off grades were used: (i) 5.8 g/t PdEq for the Roby Zone; (ii) 1.8 g/t PdEq for the Open Pit, within an optimized pit shell run below the current pit survey; and 1.9 g/t PdEq for the Stockpiles. These cut-off grades were determined under the assumption that production would take place at a rate of 14,000 tpd. Metal price assumptions of US$350/oz palladium, US$1,400/oz platinum, US$850/oz gold, US$6.50/lb nickel, and US$2.00/lb copper were used in the estimation of cut-off grade. A US$/Cdn$ exchange rate of 1.11 was also applied. The Mineral Reserves and Mineral Resources estimate reflects a depletion of 807 kt at an average grade of 5.43 g/t Pd due to mining and an addition of 232 kt at an average grade of 6.23 g/t Pd in additional material from the open pit crown pillar.

Mineral Resources for the Offset Zone were estimated as of May 31, 2011 by P&E. The mineral resource calculation uses a minimum 3.5 g/t Pd resource block cut-off versus a 4.0 g/t cut-off in the LDI Report, which largely reflects a higher long term price outlook for palladium. Confidence levels in the Mineral Resource estimate increased as a result of over 75,000 metres of infill drilling performed between June 30, 2010 and May 31, 2011. Assays were capped at various levels depending on metal grade distributions. Resources were estimated to the 4070 Mine Level (–930 m elevation), a maximum depth of 1,430 m. The following metal price assumptions were used: US$475/oz palladium, US$1,500/oz platinum, US$1,100/oz gold, US$9.00/lb nickel, and US$3.00/lb copper. By contrast, the June 30, 2010 Mineral Resources estimate for the Offset Zone in the LDI Report assumed the following long term metal prices: US$400/oz palladium. US$1,400/oz platinum, US$1,000/oz gold, US$8.50/lb nickel, and US$3.00/lb copper. A US$/Cdn$ exchange rate of US$0.95 = Cdn$1.00 was also applied.

Vezza

Mineral Resources for the Vezza project were estimated as of December 31, 2011 by Valère Larouche, Eng., an employee of the Company and a qualified person under NI 43-101, and audited by RPA. Mineral Resources were estimated at a cut-off grade of 3 g/t Au using an average gold price of US$1,200 per ounce and a US$/Cdn$ exchange rate of US$1: Cdn$1.10.

Sleeping Giant

Mineral Resources for the Sleeping Giant mine were estimated as of December 31, 2011 by mine staff under the supervision of Tyson Birkett, Eng., an employee of the Company, and a qualified person under NI 43-101. Mineral Reserves for the Sleeping Giant mine have been reclassified to Resources due to the suspension of operations at the mine. A long term gold price of US$1,100 per ounce was assumed. Grade capping was carried out on a vein-by-vein basis using the historical values of 60 g/t for drill hole intersections and 55 g/t for opening sampling. Resources were evaluated from drill hole results and opening sampling results using the polygonal method on inclined longitudinal sections. The maximum distance was fixed at 25 metres for inferred and indicated resources. A specific gravity of 2.85 t/m3 was used. For resources using the Shrinkage method, the intersections are internally diluted (at zero grade) to minimum true thickness of 1.6 metres and an external dilution of 15% (at zero grade) with a mining recovery of 95% are applied. For resources using the Long Hole method, the intersections are internally diluted (at zero grade) to minimum true thickness of 1.8 metres and an external dilution of 25% (at zero grade) with a mining recovery of 95% are applied. For resources using the Room and Pillar method, the intersections are internally diluted (at zero grade) to minimum true thickness of 1.8 metres and an external dilution of 15% (at zero grade) with a mining recovery of 85% are applied. For measured resources, the diluted grade and thickness from the opening sampling results are used for a maximum distance of 8 metres away from the opening.

Flordin

Mineral Resources for the Flordin property were estimated as of August 24, 2011 by InnovExplo. Mineral Resources were compiled using a cut-off grade between 0.5 g/t Au for the open-pit model and a cut-off grade of 3.5 g/t Au for the underground model.

Discovery

Mineral Resources for the Discovery project were estimated as of August 1, 2008 by InnovExplo. A long term gold price of Cdn$850 per ounce was assumed. Mineral Resources for the Discovery project were estimated using various cut-off grades, depending on the mining method applied.

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